Wachovia
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News Announcement
   For Additional Information:                       Wachovia Corporation
   Lisa Park, 1st United Bancorp, 561-832-7766       Atlanta, GA 30383
   Paul E. Mason, Wachovia, 910-732-6387             Winston-Salem, N.C. 27150
   August 7, 1997

   FOR RELEASE: Immediately

                  WACHOVIA, 1ST UNITED BANCORP ANNOUNCE MERGER

         Wachovia Corporation today announced that it is has reached a definitive agreement to acquire 1st United Bancorp, an $820 million-asset commercial banking company headquartered in Boca Raton, Fla. The agreement has been approved by the boards of directors of both companies and is subject to the approval of 1st United's shareholders and appropriate regulatory agencies. The merger is expected to close by year-end.

         1st United Bancorp is the parent of 1st United Bank, a state-chartered bank that operates 33 full service banking centers in Palm Beach, Martin, Broward and Brevard counties. It is the largest commercial bank headquartered in Palm Beach County and specializes in serving individuals and small businesses within its trade area.

         The agreement with 1st United will be structured on a purchase accounting basis and provides for a tax-free exchange of Wachovia Corporation common shares for 1st United common shares at a value of $20.875 per share of 1st United, or a purchase price of $222 million. The exchange ratio will be a minimum of 0.3 and a maximum of 0.366 of a share of Wachovia common stock. Wachovia intends to repurchase up to approximately 3.5 million of its outstanding shares in connection with the transaction, which is expected to be nondilutive to Wachovia's earnings in 1998 and have a positive impact on earnings in 1999.

         Wachovia has provided corporate financial services and residential and commercial mortgage loans in Florida for many years. This merger represents the first acquisition of a Florida bank holding company by Wachovia.

         Wachovia Chief Executive L. M. Baker Jr. said, "Florida is a state Wachovia has admired for some time and 1st United is well located in several extremely attractive markets along


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Merger Agreement - Page 2

Florida's Atlantic coast. This merger is consistent with Wachovia's intention of seeking opportunities in strong growth markets. It also provides an initial base upon which Wachovia can expand its consumer and commercial franchise, offering a broad array of services to individuals and businesses."

         "Since 1st United was formed 10 years ago, our unwavering commitment has been to provide the best possible services to individuals and businesses in core markets. We have done that by acquiring those capabilities through internal growth and through a series of acquisitions. Our commitment remains the same. By joining forces with Wachovia, we are now able to expand the array of products and services provided to our clients," said 1st United Chief Executive Warren
S. Orlando.

         1st United has granted Wachovia a stock option representing approximately 19.9 percent of 1st United's outstanding shares. Directors of 1st United collectively holding more than 20 percent of 1st United's common stock have agreed to vote in favor of the transaction. 1st United's stock is traded under the symbol FUBC through the NASDAQ National Market.

         In June, Wachovia announced that it had reached definitive agreements to acquire Central Fidelity Banks Inc., a $10.6 billion-asset bank headquartered in Richmond, Va., and Jefferson Bankshares Inc., a $2.1 billion-asset bank headquartered in Charlottesville, Va. Those mergers are expected to be completed by year-end.

         The acquisition of 1st United, combined with the Central Fidelity and Jefferson mergers, will give Wachovia a retail network totalling more than 800 banking offices and 1,100 ATMs throughout Virginia, the Carolinas, Georgia and Florida. The mergers also will make Wachovia the 17th largest bank in the country with assets of more than $60 billion and deposits of more than $39 billion.

         Wachovia Corporation, which has dual headquarters in Winston-Salem, N.C., and Atlanta, currently is the 20th largest banking company in the U.S. with assets totaling $48.5 billion. U.S. Banker magazine recently rated Wachovia the No. 1 bank in the country for 1996 among banks with assets of more than $25 billion.